Exhibit 4.1

THIRD AMENDMENT TO

AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment (the “Third Amendment”), dated as of August 3, 2010, by and between ExpressJet Holdings, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”), constitutes the Third Amendment to the Amended and Restated Rights Agreement, dated as of April 1, 2002 (the “Amended and Restated Rights Agreement”), by and among the Company, the Rights Agent and, for purposes of Sections 27, 29 and 35 only, Continental Airlines, Inc., a Delaware corporation (“Continental”), as previously amended by the First Amendment thereto, dated as of December 13, 2006, and the Second Amendment thereto, dated as of July 25, 2008 (as so amended, the “Rights Agreement”).

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger, dated as of August 3, 2010 (the “Merger Agreement”), by and among the Company, SkyWest, Inc., a Utah corporation (“SkyWest”), and Express Delaware Merger Co., a Delaware corporation (“Merger Sub”);

WHEREAS, the Board of Directors of the Company has determined it advisable and in the best interest of the Company’s stockholders to amend the Rights Agreement to enable the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby without causing SkyWest or any of its subsidiaries to become an “Acquiring Person” (as defined in the Rights Agreement); and

WHEREAS, although Continental is a party to the Rights Agreement for certain limited purposes, Section 27 of the Rights Agreement permits this Third Amendment without the consent of Continental;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

Section 2. Amendments to Rights Agreement. The Rights Agreement is hereby amended as set forth in this Section 2.

(a) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of SkyWest, Merger Sub or any Affiliate or Associate of either of them shall be deemed to be an Acquiring Person, either individually or collectively, solely as a result of any or all of the Merger Events.”

(b) The definition of “Final Expiration Date” in Section 1 of the Rights Agreement is amended to replace the words “September 12, 2011.” with the words “the earlier of (i) the Effective Time (as such term is defined in the Merger Agreement) of the Merger (as such term is defined in the Merger Agreement) and (ii) September 12, 2011.”

(c) The definition of “Shares Acquisition Date” in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred solely as the result of any or all of the Merger Events.”

(d) The following definitions shall be added to Section 1 of the Rights Agreement:

“SkyWest” shall mean SkyWest, Inc., a Utah corporation.

“Merger Agreement” shall mean the Agreement and Plan of Merger dated as of August 3, 2010 by and among the Company, SkyWest and Merger Sub.

“Merger Events” shall mean (i) the announcement of the Merger (as such term is defined in the Merger Agreement), (ii) the execution and delivery of the Merger Agreement, (iii) the conversion of Common Shares into the right to receive the Merger Consideration (as such term is defined in the Merger Agreement) in accordance with Article I of the Merger Agreement and (iv) the consummation of the Merger (as such term is defined in the Merger Agreement) or any other transaction contemplated by the Merger Agreement.

“Merger Sub” shall mean Express Delaware Merger Co., a Delaware corporation.

(e) Section 3(a) of the Rights Agreement is amended to add the following sentence immediately following the first sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of any or all of the Merger Events.”

(f) Section 13 of the Rights Agreement is amended to add the following sentence immediately following the first sentence thereof:

“Notwithstanding anything in this Agreement to the contrary, a Section 13 Trigger Date shall not be deemed to have occurred solely as the result of any or all of the Merger Events.”

Section 3. Miscellaneous.

(a) This Third Amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

(b) The term “Agreement” or “Rights Agreement” as used in the Rights Agreement shall mean the Rights Agreement, as amended by this Third Amendment, and as it may from time to time be amended in the future by one or more other written amendment or modification agreements entered into pursuant to the applicable provisions of the Rights Agreement.

(c) This Third Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Without limiting the foregoing, the Rights Agent shall not be subject to, required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement, even though reference thereto may be made in this Third Amendment and the Rights Agreement.

(d) This Third Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely within such State.

(e) This Third Amendment is not intended to be, nor shall it be construed to be, a novation.

(f) This Third Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all for which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the date first written above.

EXPRESSJET HOLDINGS, INC.

By:	/s/ Thomas M. Hanley
Name:	Thomas M. Hanley
Title:	President and Chief Executive Officer

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Patricia T. Knight
Name:	Patricia T. Knight
Title:	Vice President and Relationship Manager

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